EXHIBIT 1

RedHill to Present at the Morgan Stanley Annual Global Healthcare Conference and Additional September Events

TEL AVIV, Israel and RALEIGH, N.C., Sept. 09, 2020 (GLOBE NEWSWIRE) -- RedHill Biopharma Ltd. (Nasdaq: RDHL) (“RedHill” or the “Company”), a specialty biopharmaceutical company, today announced that RedHill’s Chief Executive Officer, Dror Ben-Asher, will present at the Morgan Stanley Annual Global Healthcare Conference, on Thursday, September 17, 2020.

Morgan Stanley Virtual 18th Annual Global Healthcare Conference (Sept. 14-18)
Fireside chat and Q&A: Thursday, September 17, 2020
Time: 8:45 a.m. EDT
Speaker: Dror Ben-Asher, Chief Executive Officer

The Company will also present and hold one-on-one meetings at several additional events in September:

The Sixth Annual PharmaVOICE 100 Celebration
Bioforum Panel Presentation: Thursday, September 10, 2020
Topic: Developing Clinical Trial Outsourcing Strategies that Scale as Biotechs Do
Time: 12:10 a.m. EDT
Speaker: Guy Goldberg, Chief Business Officer

The Wall Street Investor Forum
Presentation: Thursday, September 10, 2020
Time: 11:40 a.m. EDT
Speaker: Dror Ben-Asher, Chief Executive Officer

H.C. Wainwright 22nd Annual Healthcare Conference (Sept. 14-16)
Presentation and Q&A: Wednesday, September 16, 2020
Time: 10:00 a.m. EDT
Speaker: Guy Goldberg, Chief Business Officer

Healthtech Leaders Virtual Partnering & Investment Conference (Sept. 15-18)
Presentation: On-demand
Speaker: Guy Goldberg, Chief Business Officer

Sachs 20th Annual Biotech in Europe Forum (Sept. 21-24)
Presentation: On-demand
Speaker: Guy Goldberg, Chief Business Officer

Panel: Virtual Therapeutic Strategies to Prevent & Treat COVID-19
Date: Monday, September 21, 2020
Time: 10:00 a.m. EDT/4:00 p.m. CET
Speaker: Gilead Raday, Chief Operating Officer

All presentations will be broadcasted live and available via replay for 30 days on the Company's website: https://ir.redhillbio.com.

About RedHill Biopharma
RedHill Biopharma Ltd. (Nasdaq: RDHL) is a specialty biopharmaceutical company primarily focused on gastrointestinal diseases. RedHill promotes the gastrointestinal drugs, Movantik® for opioid-induced constipation in adults1, Talicia® for the treatment of Helicobacter pylori (H. pylori) infection in adults2, and Aemcolo® for the treatment of travelers’ diarrhea in adults3. RedHill’s key clinical late-stage development programs include: (i) RHB-204, with a planned pivotal Phase 3 study for pulmonary nontuberculous mycobacteria (NTM) infections; (ii) opaganib (Yeliva®), a first-in-class SK2 selective inhibitor targeting multiple indications with a Phase 2/3 program for COVID-19 and Phase 2 studies for prostate cancer and cholangiocarcinoma ongoing; (iii) RHB-104, with positive results from a first Phase 3 study for Crohn's disease; (iv) RHB-102 (Bekinda®), with positive results from a Phase 3 study for acute gastroenteritis and gastritis and positive results from a Phase 2 study for IBS-D; (v) RHB-107, a Phase 2-stage first-in-class, serine protease inhibitor, targeting cancer and inflammatory gastrointestinal diseases and is also being evaluated for COVID-19 and (vi) RHB-106, an encapsulated bowel preparation. More information about the Company is available at www.redhillbio.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties as well associated with (i) the initiation, timing, progress and results of the Company’s research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, and the timing of the commercial launch of its commercial products and ones it may acquire or develop in the future; (ii) the Company’s ability to advance its therapeutic candidates into clinical trials or to successfully complete its preclinical studies or clinical trials or the development of a commercial companion diagnostic for the detection of Mycobacterium avium subspecies paratuberculosis (MAP); (iii) the extent and number and type of additional studies that the Company may be required to conduct and the Company’s receipt of regulatory approvals for its therapeutic candidates, and the timing of other regulatory filings, approvals and feedback; (iv) the manufacturing, clinical development, commercialization, and market acceptance of the Company’s therapeutic candidates and Talicia®; (v) the Company’s ability to successfully commercialize and promote Movantik®, Talicia® and Aemcolo®; (vi) the Company’s ability to establish and maintain corporate collaborations; (vii) the Company's ability to acquire products approved for marketing in the U.S. that achieve commercial success and build and sustain its own marketing and commercialization capabilities; (viii) the interpretation of the properties and characteristics of the Company’s therapeutic candidates and the results obtained with its therapeutic candidates in research, preclinical studies or clinical trials; (ix) the implementation of the Company’s business model, strategic plans for its business and therapeutic candidates; (x) the scope of protection the Company is able to establish and maintain for intellectual property rights covering its therapeutic candidates and commercial products and its ability to operate its business without infringing the intellectual property rights of others; (xi) parties from whom the Company licenses its intellectual property defaulting in their obligations to the Company; (xii) estimates of the Company’s expenses, future revenues, capital requirements and needs for additional financing; (xiii) the effect of patients suffering adverse experiences using investigative drugs under the Company's Expanded Access Program; and (xiv) competition from other companies and technologies within the Company’s industry. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 20-F filed with the SEC on March 4, 2020. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement, whether as a result of new information, future events or otherwise unless required by law.

Company contact: Adi Frish Senior VP Business Development & Licensing RedHill Biopharma +972-54-6543-112 adi@redhillbio.com	IR contact (U.S.): Timothy McCarthy, CFA, MBA Managing Director, Relationship Manager LifeSci Advisors, LLC +1-212-915-2564 tim@lifesciadvisors.com

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1 Full prescribing information for Movantik® (naloxegol) is available at: www.Movantik.com.
2 Full prescribing information for Talicia® (omeprazole magnesium, amoxicillin and rifabutin) is available at: www.Talicia.com.
3 Full prescribing information for Aemcolo® (rifamycin) is available at: www.Aemcolo.com.